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                                                                    EXHIBIT 5(A)

                               REID & PRIEST LLP
                              40 WEST 57TH STREET
                         NEW YORK, NEW YORK 10019-4097

                               February 20, 1998

Texas Utilities Company
1601 Bryan Street
Dallas, Texas 75201

Ladies and Gentlemen:

    Referring to the Registration Statement on Form S-8 to be filed by Texas Utilities Company ("Company") on or about the date hereof with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, for the registration of up to $25,000,000 of debt obligations of the Company ("Securities") to be issued under and pursuant to the provisions of the Salary Deferral Program of the Texas Utilities Company System, as amended and restated effective April 1, 1998 ("Plan"), we are of the opinion that:

    1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

    2. All requisite action necessary to make the Securities valid, legal and binding obligations of the Company shall have been taken when the Plan becomes effective.

    We are members of the New York Bar and do not hold ourselves our as experts on the laws of the state of Texas. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of Texas, upon an opinion of even date herewith addressed to you by Worsham, Forsythe & Wooldridge, L.L.P., of Dallas, Texas, General Counsel for the Company, which is being filed as an exhibit to the Registration Statement.

    We hereby consent to the use of our name in such Registration Statement and to the use of this opinion as an exhibit thereto.

                                          Very truly yours,

                                          /s/ REID & PRIEST LLP

                                          Reid & Priest LLP